Exhibit 11

Computation of Earnings per Share

                                              For the three months ending             For the six months ending
                                              ---------------------------             -------------------------
                                              6/30/02             6/30/01            6/30/02             6/30/01
                                              -------             -------            -------             -------
Net Loss                                       $(2,246,703)       $(3,292,850)        $(3,592,767)       $(3,139,751)

Weighted Average Number of Common
Shares Outstanding                                9,676,197         10,279,964          10,036,831         10,279,964

Net Loss per Share - Basic                       $   (0.24)         $   (0.32)          $   (0.36)         $   (0.31)
                                                 ==========         ==========          ==========         ==========